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                                                                   Exhibit 10.16

                       PREMIER PURCHASING PARTNERS, L.P.
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                              CORPORATE AGREEMENT
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                                  COVER SHEET


1.   The "Parties" to this Corporate Agreement are:

     Premier Purchasing Partners, L.P.    American Pharmaceutical Partners, Inc.
     ("Purchasing Partners")              ("Seller")
     Three Westbrook Corporate Center     2825 Santa Monica Blvd.
     Ninth Floor                          Santa Monica, CA 90404
     Westchester, IL 60154-5735
     Attention:  Senior Vice President    Attention:  Jeffrey Yordon
     (708) 409-4100                       (310) 264-7768
     (708) 409-3499 (fax)                 (310) 254-7775 (fax)

2. Effective Date:           December 12, 1997
3. Expiration Date:          December 11, 2003
4. Term of Agreement:        72 months

     This Corporate Agreement (the "Agreement") is comprised of the following documents and is entered into by the Parties effective as of the Effective Date set forth in Item 2 above:

     i.   This Cover Sheet;
     ii.  The attached Premier Purchasing Partners Standard Terms and
          Conditions;
     iii. The attached Additional Terms and Conditions (if any); and

PREMIER PURCHASING PARTNERS, L.P.       AMERICAN PHARMACEUTICAL
                                        PARTNERS, INC.
                                        ("Seller")
  By:  PREMIER PLANS, INC.,
       Its General Partner

       By:______________________        By:_______________________

       Printed Name:____________        Printed Name:_____________

       Title:___________________        Title:____________________

       By: /s/ James M. Garvey
           -------------------

       Printed Name: James M. Garvey
                     ---------------

       Title: Chief Operating Officer
              -----------------------

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                          PREMIER PURCHASING PARTNERS
                         STANDARD TERMS AND CONDITIONS
     ----------------------------------------------------------------------
                              CORPORATE AGREEMENT
     ----------------------------------------------------------------------

          WHEREAS, Purchasing Partners is an affiliate of Premier, Inc. ("Premier"), the nation's largest alliance of hospitals and health care organizations:

          WHEREAS, Premier's core objective is to improve the health of communities;

          WHEREAS, such core objective as well as the objective of helping to assure that patients receive safe and efficacious care can be accomplished, in part, by achieving economies of scale and innovations through group strategies and shared resources;

          WHEREAS, group purchasing is a fundamental way hospitals and health systems cooperate to reduce the costs of providing health services;

          WHEREAS, Premier desires to effectively achieve such cost reduction while maintaining the quality of purchased supplies and services through pooling and committing the large purchasing volume of Premier members;

          WHEREAS, Premier's group purchasing program which is the world's largest health care group purchasing program, is operated by Purchasing Partners;

          WHEREAS, Seller has offered to provide products and services to the Premier membership consistent with the terms of this Agreement;

          NOW THEREFORE, in consideration of the mutual promises contained herein and other good and sufficient consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:

1.   TERM OF AGREEMENT.  This Agreement will remain in effect for the period of
     -----------------
time set forth in Item 4 of the Cover Sheet.

2.   GROUP PURCHASING AGREEMENT.  Concurrent with the execution of this
     --------------------------
Agreement, Seller and Purchasing Partners will enter into separate Group Purchasing Agreement describing the product categories to be sold by Seller as part of Purchasing Partners' group purchasing program. Such Group Purchasing Agreement shall include, without limitation, provisions defining which Premier members are entitled to purchase Seller's products ("Participating Members"), the products to be sold (the "Products") and products pricing, Purchasing Partners' administrative fee, sales volume reporting, sales documentation, as well as other standard Purchasing Partners terms and conditions.

3.   CORPORATE PARTNERS.  Pursuant to this Agreement, Seller shall be designated
     ------------------
as a "Corporate Partner" of Purchasing Partners.

4.   INDEMNIFICATION.  Seller hereby agrees to indemnify, defend and hold
     ---------------
harmless Purchasing Partners and each Participating Member and their respective directors, officers, employees, agents and insurers from and against any and all claims, demands, actions, losses, expenses, damages, liabilities, costs (including, without limitation, interest, penalties and reasonable attorneys' fees) and judgments arising out of: (a) bodily injury, property damage or any other damage or injury caused by any of the Products, and (b) the acts omissions of Seller and its employees and agents acting under its control or supervision. Purchasing Partners hereby agrees to indemnify, defend and hold harmless Seller and its directors, officers, employees, agents and insurers from and against any and all claims, demands, actions, losses, expenses, damages, liabilities, costs (including, without limitation, interest, penalties and reasonable attorneys' fees) and judgments arising out of the acts or omissions of Purchasing Partners and its employees and agents acting under its control or supervision.

5.   TERMINATION.
     -----------

     5.1  Termination for Breach. In the event of breach of any provision of
          ----------------------
this Agreement, the non-breaching party shall notify the breaching party in writing of the specific nature of the breach and shall request that it be cured. If the breaching party does not cure the breach within thirty (30) days of such notice, the non-breaching party may immediately terminate this Agreement on written notice to the breaching party, and such termination shall not preclude the non-breaching party from pursuing any and all remedies available to it at law or in equity.

     5.2  Termination Without Cause. Following July 1, 2001, either party may
          -------------------------
terminate this Agreement at any time without cause or penalty upon providing the other party with ninety (90) days' advance written notice.

     5.3  Automatic Termination. Notwithstanding the foregoing, this Agreement
          ---------------------
shall automatically terminate in the event there are no Group Purchasing Agreements in effect between Seller and Purchasing Partners.

     5.4  Survival.  The following Sections and Articles of this Agreement shall
          --------
survive the expiration or termination of this Agreement: (i) the indemnification undertakings contained in Article 4.0; (ii) the confidentiality undertakings contained in Article 6.0; (iii) the rights and limitations on assignment contained in Sections 8.4 and 8.10; (iv) the governing law and venue provisions contained in Section 8.1; and (v) the reasonable attorneys' fees provided for in
Section 8.9.

6.   CONFIDENTIALITY.
     ---------------

     6.1  Confidential Information. For the purpose of this Agreement,
          ------------------------
confidential information ("Confidential Information") shall mean all proprietary, secret or confidential information or data relating to Purchasing, Partners, Participating Members, or Seller and their respective operations, employees, services, patients or customers.

     6.2  Protection of Confidential Information. Seller and Purchasing Partners
          --------------------------------------
acknowledge that Seller, Purchasing Partners, or Participating Members may disclose Confidential Information to each other in connection with this Agreement. If Seller or Purchasing Partners receives Confidential Information, it shall: (a) maintain the Confidential Information in strict confidence; (b) use at least the same degree of care in maintaining the secrecy of the Confidential Information as it uses in maintaining the secrecy of its own proprietary, secret, or confidential information, but in no event less than a reasonable degree of care; (c) use Confidential Information only to fulfill its obligations under this Agreement; and (d) return or destroy all documents, copies, notes, or other materials containing any portion of the Confidential Information upon request by Purchasing Partners or Seller. Notwithstanding the foregoing, Purchasing Partners shall have the

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right to disclose Confidential Information to outside consultants as necessary for Purchasing Partners to provide support services for Participating Members in connection with this Agreement.

     6.3  Agreement Confidentiality. Neither Purchasing Partners nor Seller
          -------------------------
shall disclose the terms of this Agreement to any other person or entity outside its organization and affiliates other than to a Participating Member or as required by law. For purposes of this provision, an affiliate is an entity in which Purchasing Partners or Seller, as appropriate, maintains an ownership position in or a contractual relationship with, and the disclosure is required so that the disclosing party may fulfill its obligations hereunder. Neither party shall make any public announcement concerning the existence of this Agreement or its terms unless such party receives prior written approval by the other party.

     6.4  Limitation on Obligation. Seller and Purchasing Partners shall have no
          ------------------------
obligation concerning any portion of the Confidential Information which: (a) was known to it before receipt, directly or indirectly, from the disclosing party;
(b) is lawfully obtained, directly or indirectly, by it from a non-party which was under no obligation of confidentiality; (c) is or becomes publicly available other than as a result of an act or failure to act by the receiving party; (d) is required to be disclosed by the receiving party by applicable law or legal process; or (e) is developed by the receiving party independent of the Confidential Information disclosed by the disclosing party. The receiving party shall not disclose any portion of the Confidential Information to any person except those of its employees and affiliates having a need to know such portion to accomplish the purposes contemplated by this Agreement.

7.   COMPLIANCE WITH LAWS AND REGULATIONS.  Seller represents and warrants that
     ------------------------------------
throughout the term of this Agreement and any extension hereof, Seller and all Products shall be and shall remain in compliance with all applicable federal, state and local laws and regulations, including without limitation all applicable "safe harbor" regulations relating to group purchasing organizations and fees, discounts and incentives paid and/or granted to group purchasing organizations and any participants therein. Seller shall disclose to Participating Members, per applicable regulations, the specified dollar value of discounts or reductions in price. The Parties acknowledge and agree that for purposes of 42 C.F.R. Section 1001.952(h), any reduction in the amount Seller charges a Participating Member (excluding group purchasing organization fees, such as the System Administrative Fee) is a "discount or other reduction in price" to the Participating Member. Participating Members shall disclose the specified dollar value of discounts or reductions in price under any state or federal program which provides cost or charge-based reimbursement to such Participating Members for the Products and services covered by this Agreement in accordance with applicable regulations.

     Seller agrees that, until the expiration of four (4) years after the furnishing of any goods and services pursuant to this Agreement, it will make available, upon written request of the Secretary of Health and Human Services or the Comptroller General of the United States or any of their duly authorized representatives, copies of this Agreement and any books, documents, records and other data of Seller that are necessary to certify the nature and extent of the costs incurred by Participating Members in purchasing such goods and services. If Seller carries out any of its duties under this Agreement through a subcontract with a related organization involving a value or cost of ten thousand dollars ($10,000) or more over a twelve-month period, Seller will cause such subcontract to contain a clause to the effect that, until the expiration of four (4) years after the furnishing of any good or service pursuant to said contract, the related organization will make available upon written request of the Secretary of Health and Human Services or the Comptroller General of the United States or any of their duly authorized representatives, copies of this Agreement and any books, documents, records and other data of said related organization that are necessary to certify the nature and extent of costs incurred by Seller for such goods or services. Seller shall give Purchasing Partners notice immediately upon receipt of any request from the Secretary of Health and Human Services or the Comptroller General of the United States or any of their duly authorized representatives for disclosure of such information.

     Purchasing Partners represents and warrants that throughout the term of this Agreement and any extension hereof, Purchasing Partners shall be and shall remain in compliance with all applicable federal, state and local laws and regulations, including without limitation all applicable "safe harbor" regulations relating to group purchasing organizations and fees, discounts and incentives paid and/or granted to group purchasing organizations and any participants therein.

8.   MISCELLANEOUS.
     -------------

     8.1  Governing Law and Venue. This Agreement is being delivered and
          -----------------------
executed in the State of Illinois. In any action brought by or against Purchasing Partners, the validity, construction and enforcement of this Agreement shall be governed in all respects by the laws of the State of Illinois, and venue shall be proper only in a court of competent jurisdiction located in the State of Illinois in Cook County. In the event of any dispute arising out of this Agreement, whether at law or in equity, brought by or against a Participating Member, venue shall be proper only in a court of competent jurisdiction located in the county and state in which such member is located. The parties agree to be subject to personal jurisdiction in and consent to service of process issued by a court in which venue is proper as defined in this Section 8.1.

     8.2  Modification and Waiver. No modification of this Agreement shall be
          -----------------------
deemed effective unless in writing and signed by each of the parties hereto. Any waiver of a breach of any provision(s) of this Agreement shall not be deemed effective unless in writing and signed by the party against whom enforcement of the waiver is sought.

     8.3  Headings. The descriptive headings of the sections of this Agreement
          --------
are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.

     8.4  Assignment. Neither party may assign, subcontract, delegate or
          ----------
otherwise transfer this Agreement or any of its rights or obligations hereunder, nor may it contract with third parties to perform any of its obligations hereunder except as contemplated in this Agreement, without the other party's prior written consent.

     8.5  Severability.  If any part of this Agreement shall be determined to be
          ------------
invalid, illegal or unenforceable by any valid Act of Congress or act of any legislature or by any regulation duly promulgated by the United States or a state acting in accordance with the law, or declared null and void by any court of competent jurisdiction, then such part shall be reformed, if possible, to conform to the law and, in any event, the remaining parts of this Agreement shall be fully effective and operative insofar as reasonably possible.

     8.6  Notices.  Any notice required to be given pursuant to the terms and
          -------
provisions hereof shall be in writing, postage and delivery charges pre-paid, and shall be sent by telecopier, hand

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delivery, overnight mail service, first-class mail or certified mail, return receipt requested, to Purchasing Partners or Seller at the addresses and/or facsimile numbers set forth on the Cover Sheet. Any party may change the address to which notices are to be sent by notice given in accordance with the provisions of this section. Notices hereunder shall be deemed to have been given, and shall be effective upon actual receipt by the other party, or, if mailed, upon the earlier of the fifth (5th) day after mailing or actual receipt by the other party. Seller shall provide a copy of any notice to Purchasing Partners provided under this Section to the Premier Legal Department at the following address:

                           Premier Legal Department
                           High Bluff Drive
                           Suite 300
                           San Diego, CA 92130-2099
                           Tel. No.: (619) 793-9312
                           Fax No.:  (619) 793-9338
                           Attn: General Counsel

     8.7  Enforceability. The parties hereto acknowledge and agree that (i) this
          --------------
Agreement is entered into by Purchasing Partners for the express, intended benefit of Participating Members, (ii) each of the Participating Members shall be and constitute an intended third-party beneficiary of the representations, warranties, covenants and agreements of the Seller contained herein, and (iii) each of the Participating Members shall be entitled to enforce the terms and provisions of this Agreement to the same extent as Purchasing Partners.

     8.8  Independent Contractors. The parties' relationship hereunder is that
          -----------------------
of independent contractors. This Agreement does not create any employment, agency, franchise, joint venture, partnership or other similar legal relationship between Purchasing Partners and Seller. Neither party has the authority to bind or act on behalf of the other party except as otherwise specifically stated herein.

     8.9  Attorneys' Fees. Should any party engage an attorney for the purpose
          ---------------
of enforcing this Agreement or any judgment based hereon in any court, including bankruptcy court, courts of appeal or arbitration proceedings, the prevailing party shall be entitled to receive its reasonable attorneys' fees and costs in addition to any other relief granted.

     8.10 Binding Effect. This Agreement shall be binding upon and shall inure
          --------------
to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.11 Force Majeure.  The obligations of either party to perform under this
          -------------
Agreement will be excused during each period of delay caused by acts of God or by shortages of power or materials or government orders which are beyond the reasonable control of the party obligated to perform ("Force Majeure Event").
In the event that either party ceases to perform its obligations under this Agreement due to the occurrence of a Force Majeure Event, such party shall: (1) immediately notify the other party in writing of such Force Majeure Event and its expected duration; (2) take all reasonable steps to recommence performance of its obligations under this Agreement as soon as possible. In the event that any Force Majeure Event delays a party's performance for more than ninety (90) days following notice by such party pursuant to this Agreement, the other party may terminate this agreement immediately upon written notice to such party.

     8.12 Entire Agreement. With the exception of the Group Purchasing Agreement
          ----------------
entered into by the Parties effective December 12, 1997 and the Stock Purchase Agreement entered into by the Parties effective October 3, 1996, this Agreement, including the Cover Sheet, the Additional Terms and Conditions (if any) and all Exhibits hereto, constitutes the entire understanding and agreement between Seller and Purchasing Partners concerning the subject matter hereof, and supersedes all prior negotiations, agreements and understandings between Seller and Purchasing Partners, whether oral or in writing, concerning the subject matter hereof, including, but not limited to, all prior agreements between Seller and either American Healthcare Systems Purchasing Partners, L.P., American Healthcare Systems, Inc., Premier Health Alliance, Inc., or SunHealth Alliance, Inc., whether or not assigned to Purchasing Partners or Premier. Upon the execution of this Agreement by the Parties, the Corporate Agreement entered into by the Parties effective March 18, 1997 shall be terminated.

     8.13 Labor and Employment Laws.  Seller represents and warrants that it
          -------------------------
complies with applicable labor and employment laws and prohibits any form of child labor or other exploitation of children in the manufacturing and delivery of Products, consistent with provisions of the International Labor Organization's Minimum Age Convention of 1973. A child is any person who is less than fourteen (14) years of age or who is younger than the compulsory age to be in school in the country in which Seller's business is being conducted, if that age is higher than fourteen (14).

     8.14 No Additional Obligations Imposed by Seller.  Except as expressly set
          -------------------------------------------
forth herein, Seller shall not impose any obligations on Purchasing Partners and/or Participating Members as a condition to receiving any of the benefits set forth in this Agreement.

     8.15 Counterparts. This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

     8.16 Data/Payment Exchange.  Seller hereby acknowledges that Purchasing
          ---------------------
Partners is currently developing technology and processes which may enable Participating Members and Seller to more efficiently exchange information and payments (e.g., through use of the Internet). Seller agrees to cooperate with Purchasing Partners' efforts in this regard and shall use best efforts to implement any data/payment exchange system reasonably adopted by Purchasing Partners for group purchasing activities.

     8.17 Technological Breakthroughs. Purchasing Partners believes an essential
          ---------------------------
element of advancing the core objectives and mission of Premier is to encourage the development of health care technology which significantly improves the quality, process and/or outcome of care. In support of this belief, the Parties acknowledge that certain products which incorporate breakthrough technologies ("Breakthrough Products") have the potential to significantly improve safety to patients or hospital staff, significantly improve non-clinical operational efficiency, or deliver dramatic process of care cost savings or improved clinical outcomes when compared to the level of safety, operational efficiency, process of care and/or outcomes delivered through use of the Products. Purchasing Partners therefore reserves the right to enter into agreements with the supplier(s) of such Breakthrough Products in order to make such products available to Participating Members. Seller hereby agrees that the purchase of such Breakthrough Products by Participating Members shall not negatively impact such members' access to any favorable terms and conditions offered under this Agreement or any Group Purchasing Agreement with Seller relating to the Products.

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     8.18  Year 2000 Compliance.  Seller warrants that any software and hardware
           --------------------
included in the Products and any software and hardware used in information systems by Seller to process transactions related to providing the Products hereunder, including without limitation, sales order processing, sales order acknowledgment processing, advanced shipping notice processing, invoicing, purchase order processing, purchase order acknowledgments, accounts receivable and accounts payable processes, and sales and compliance reporting processes, shall operate properly prior to, during and after the year 2000 and shall not cause any business interruptions or response time delays (i.e., such software and hardware is "Year 2000 Compliant"). In this regard, Seller agrees that such software and hardware shall contain, at a minimum:

          (a)  date formats that have century recognition;

          (b) calculations that accommodate same-century and multi-century formulas and date values;

          (c)  date interface values that reflect the century; and

          (d)  calculations that accommodate the occurrence of leap years.

Upon Purchasing Partners' request, Seller agrees to provide Purchasing Partners with documentation demonstrating that the Products and Seller's transaction processing systems are Year 2000 Compliant. If at any time during the term hereof it is reasonably determined by Purchasing Partners that any Products and/or Seller's transaction processing systems are not Year 2000 Compliant, Seller agrees to correct the problem at no additional charge within fifteen (15) days of receiving written notice of such problem from Purchasing Partners (the "Problem Notice"). In the event Seller is unable within such time period to correct any such problem with respect to certain Products, Seller shall provide Participating members with a full refund of all monies paid for the applicable Product(s) within thirty (30) days of its receipt of the Problem Notice. Seller shall also be responsible for, and shall defend, indemnify and hold Purchasing Partners and Participating Members harmless from and against, any and all losses, liabilities, costs or claims, including without limitation, loss of data, lost profits and attorneys fees, which arise as a result of Products and/or Seller's transaction processing systems not being Year 2000 Compliant.

     8.19  Controlling Document. In the event of any conflict between this
           --------------------
Agreement and any document, instrument or agreement prepared by Seller (including without limitation, Seller's purchase orders and invoices), the terms of this Agreement shall control.

                     End of Standard Terms and Conditions

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                       PREMIER PURCHASING PARTNERS, L.P.
                  AMENDMENT NUMBER #1 TO CORPORATE AGREEMENT
---------------------------------------------------------------------------
                      Product Category:  Pharmaceuticals



                     Deletion of Termination Without Cause
                     -------------------------------------

     This Amendment Number 1 ("Amendment") is entered into effective October 19, 2001 (the "Effective Date") and shall amend and modify the Corporate Agreement by and between Premier Purchasing Partners, L.P. ("Purchasing Partners") and American Pharmaceutical Partners, Inc. ("Seller") dated effective December 12, 1997 (the "Agreement") as follows:

     1.  Deletion of Termination Without Cause. Section 5.2 of the Agreement
         -------------------------------------
relating to termination without cause is hereby deleted in its entirety.

     2.  Other Terms and Conditions.  All other terms and conditions of the
         --------------------------
Agreement shall remain in full force and effect.

     This Amendment is hereby executed as of the Effective Date by the parties' authorized representatives set forth below.

PREMIER PURCHASING PARTNERS, L.P.
("Purchasing Partners")               American Pharmaceutical Partners, Inc.
                                      --------------------------------------
                                      ("Seller")

By:  PREMIER PLANS, L.L.C.,
     Its General Partner

  By:  /s/ Richard A. Norling           By: /s/ Patrick Soon-Shiong, M.D.
       -----------------------------        ------------------------------------

  Printed Name:  Richard A. Norling     Printed Name:  Patrick Soon-Shiong, M.D.
               ---------------------                 ---------------------------

  Title: CEO                            Title: CEO
         ---------------------------          ----------------------------------

  By:  Jeffrey W. Maysent
       -----------------------------

  Printed Name:  Jeffrey W. Maysent
                 -------------------

  Title: SVP / Secretary
         -----------------

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